Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Don Tomoff Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

DARRELL WEBB NAMED NEW CHAIRMAN, PRESIDENT
AND CHIEF EXECUTIVE OFFICER OF JO-ANN STORES

HUDSON, Ohio — July 5, 2006 – The Board of Directors of Jo-Ann Stores, Inc. (NYSE: JAS) today announced the appointment of Darrell Webb as Chairman, President and Chief Executive Officer, effective July 24, 2006.

For the past four years, Mr. Webb was President of Fred Meyer, the 128 store super center division of The Kroger Company. After Kroger acquired Fred Meyer in 1999, Mr. Webb served as Group Vice President for Procurement, with the task to unlock purchase synergies across all Kroger divisions. He then became President of the Quality Food Center division, where he led a successful turnaround, before returning to Fred Meyer in 2002.

“We are very pleased to welcome Mr. Webb as the new leader of the Jo-Ann Stores team,” said Alan Rosskamm, the retiring President, CEO and Chairman. “We are confident that with his extensive experience with a successful high SKU, large format retailer, Darrell will build on the Company’s repair initiatives and institutionalize the disciplines necessary to drive improved operating margins. In addition, given his understanding of both branding and value retailing, we believe he is the right leader to reposition Jo-Ann with a more compelling value proposition in both sewing and crafting. I believe strongly that Jo-Ann has a bright future, and the rest of the Board and I look forward to supporting Darrell and the management team as they work towards rebuilding value for our shareholders.”

Gregg Searle, lead director of the Company’s Board of Directors, stated, “The Board would like to thank Alan for his many years of dedicated service to Jo-Ann. Under his leadership, Jo-Ann grew to the number one market share position in sewing. In recent years, he began a strategic transformation to enable the Company to better serve its customers by broadening its creative offering into the much larger and faster growing craft categories. We are very pleased he will remain a part of the Company’s future success through his continued service as a member of our Board of Directors.”

Regarding Mr. Webb, Mr. Searle said, “He is the latest in a long line of successful leaders that have come out of the Fred Meyer organization. With 26 years of retail experience, he has an impressive skill set and we believe he brings the necessary merchant and operating experience to guide Jo-Ann during this challenging and exciting period.”

Mr. Webb commented, “Jo-Ann Stores is a strong brand with a proud tradition and many loyal customers. I look forward to the tremendous opportunity we have to restore the Company’s growth.”

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 654 Jo-Ann Fabrics and Crafts traditional stores and 164 Jo-Ann superstores.